Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

INDEVUS PHARMACEUTICALS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

The undersigned, being the President of Indevus Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST:	The name of the Corporation is Indevus Pharmaceuticals, Inc.

SECOND:	The Corporation hereby amends its Restated Certificate of Incorporation, as amended (the “Restated Certificate”) as follows:

Paragraph (A)(1) of Article FOURTH of the Restated Certificate related to the authorized capital stock of the Corporation, is hereby deleted in its entirety and amended to read as follows:

“The aggregate number of shares which the Corporation shall have the authority to issue is two hundred five million (205,000,000), of which five million (5,000,000) shares of the par value of $.001 per share shall be designated “Preferred Stock” and two hundred million (200,000,000) shares of the par value of $.001 per share shall be designated “Common Stock”.”

THIRD:	This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Restated Certificate to be signed by its President and its corporate seal to be hereunto affixed and attested by its Secretary, as of the 17th day of April, 2007.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper
Glenn L. Cooper
Chief Executive Officer and
Chairman of the Board

ATTEST:

/s/ Jill. M. Cohen
Jill M. Cohen, Secretary

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